Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
SECOND QUARTER FISCAL 2012 EARNINGS

Second Quarter Fiscal 2012 Highlights (from Continuing Operations)

• Record EPS from continuing operations of $2.03 (diluted)
• Consolidated segment operating income margin of 24.4%
• Closed three acquisitions during the quarter

PORTLAND, Oregon - October 27, 2011 - Continued strength in the Company's major end markets, an emerging presence in niche oil & gas applications, and the addition of recently completed acquisitions propelled Precision Castparts Corp. (NYSE:PCP) to solid year-over-year sales and earnings gains, enabling the Company to achieve strong operating margins despite margin dilution from new acquisitions.

Second Quarter Fiscal 2012 Financial Highlights

Sales totaled $1.8 billion in the second quarter of fiscal 2012, growing by 19 percent over total sales of $1.5 billion in the same quarter last year. In addition, operating income was $436.9 million, or 24.4 percent of sales in the quarter, a year-over-year increase of 21 percent over operating income of $362.6 million, or 24.0 percent of sales, a year ago.  Net income from continuing operations (attributable to PCC) in the second quarter totaled $294.5 million, compared to $243.6 million in the second quarter of fiscal 2011.  The Company achieved record earnings per share (EPS) from continuing operations (attributable to PCC) in the quarter, reporting EPS of $2.03 (diluted, based on 145.3 million shares outstanding), versus $1.70 (diluted, based on 143.5 million shares outstanding) last year.

These results include the addition of a partial quarter of the newly acquired businesses, Rollmet, Tru-Form, and Primus International, as well as a full quarter of KLAD. The PB Fasteners acquisition closed just subsequent to the end of the second quarter.

Including discontinued operations, Precision Castparts' net income (attributable to PCC) for the second quarter of fiscal 2012 was $294.7 million, or $2.03 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products sales grew 12 percent in the second quarter of fiscal 2012, moving to $573.3 million from $512.3 million a year ago. Year-over-year aerospace sales increased 18 percent, driven by accelerating commercial aircraft production rates and market share gains. Several of the segment's operations have already begun to see schedules to support the higher OEM build rates announced for calendar year 2012, and Boeing 787 production is slowly picking up. Industrial gas turbine (IGT) sales also improved 7 percent over the same quarter last year, primarily due to aftermarket activity. While major IGT customer schedules are relatively flat in calendar 2012, the mix includes turbines with higher dollar content for PCC, which is expected to drive higher sales moving into the calendar year. From a performance standpoint, Investment Cast Products continued to deliver solid operating income through effectively leveraging the increased throughput. Second quarter operating income was 17 percent higher year over year, reaching $189.9 million, or 33.1 percent of sales, compared to operating income of $162.5 million, or 31.7 percent of sales a year ago. Contractual material pass-through pricing in the second quarter was approximately $20 million, versus approximately $10 million a year ago, principally due to increases in nickel costs.

Forged Products: Forged Products improved second quarter sales by 20 percent, generating $801.4 million in the quarter, versus sales of $668.7 million in the same period a year ago.  These results include the top-line contribution from the addition of KLAD for the full quarter and both Tru-Form and Rollmet for part of the quarter. This segment's base aerospace sales, which closely parallel those of Investment Cast Products in most cases, grew by 18 percent year over year. In addition, general industrial sales were robust, showing a 5 percent improvement in the quarter compared to a year ago. Aided by the acquisitions of Rollmet and KLAD, the segment has made great strides in penetrating targeted oil & gas markets. Oil & gas now comprises approximately 16 percent of seamless pipe sales, and order activity is starting to accelerate. Operationally, Forged Products got solid leverage across its high fixed-asset base and substantially improved performance in its general industrial plants, overcoming both the overhang of increased metal pass-through pricing and higher selling prices at its three primary mills and the inclusion of the lower-margin Tru-Form, Rollmet, and KLAD acquisitions in the second quarter, which reset Forged Products' operating margins. Operating income climbed by 26 percent to $164.1 million, or 20.5 percent of sales, in the second quarter, compared to operating income of $130.2 million, or 19.5 percent of sales last year. Contractual material pass-through pricing grew from approximately $40 million last year to approximately $55 million in the second quarter of fiscal 2012, and selling prices of metal at the segment's three primary mills were approximately $40 million higher than a year ago.

Fastener Products: Total sales for Fastener Products in the second quarter of fiscal 2012 were $414.9 million, an increase of 27 percent over sales of $327.1 million a year ago.  The segment's aerospace sales saw a year-over-year improvement of 9 percent, excluding the benefit of Primus International sales for almost two months of the quarter. In addition, order books for the second half of the fiscal year are starting to firm up, although OEM and distributor orders still appear to be lagging the increased aircraft build rates. Fastener Products has worked diligently to improve its operations at all levels while facing the extended hiatus in core product orders and is poised for steady operating margin recovery as core volumes return. Operating income increased 17 percent, growing to $113.7 million, or 27.4 percent of sales, in the second quarter compared to $97.0 million last year, or 29.7 percent of sales, driven both by higher throughput and by the addition of Primus, now called PCC Aerostructures. The inclusion of the lower-margin acquisition in this quarter's results effectively established a new baseline for Fastener Products. With the integration of PCC Aerostructures actively underway, the segment has already begun to capture valuable synergies and to achieve top- and bottom-line growth.

“Right now, all the signposts in our businesses are pointed in the right direction, toward increasing sales and improving profitability,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “The announced increases in the commercial aircraft build rates are beginning to work into our casting and forging delivery schedules and start to ramp up in the latter half of the year. Of course, the most significant catalyst to our commercial aerospace growth is the 787 program, and we will support Boeing schedules as they firm up. In order to get ahead of this growth, we have started to hire in some of our operations and are pulling forward some capital investment, particularly in our airfoils business, which we had not anticipated adding for another year. The fastener business continues to lag this aerospace recovery; the bottom is definitely behind us, however, and the order books are gaining steady traction over the next three to four quarters.

“Similarly, IGT is growing steadily but slowly, and, although the OEMs have not yet increased production rates, the mix in their 2012 order books has higher PCC dollar content,” Donegan said. “As the recent Saudi Aramco announcement indicates, we are also making good progress in directing our seamless pipe assets toward niche oil & gas markets, and we are aiming for a much more balanced use of those assets between power and oil & gas in the years ahead. In addition, many of our general industrial markets continue to be sound, with additional market share always a possibility.

“We also have high expectations as our new acquisitions bolster and expand our already strong product portfolio,” Donegan said. “Rollmet has immediately proven instrumental in winning oil & gas orders, and KLAD provides us with a promising entry point to the sub-sea nickel-clad pipe market. TRU-Form is proving to be a perfect complement to our Carlton Forge operations and enables our forging business to offer a wider range of options to our aircraft engine customers. The addition of PB Fasteners, which closed just after the end of the second quarter, further amplifies our fastener product line, adds to our already strong position on the 787, and will provide many opportunities on other composite aircraft in the future. And PCC Aerostructures will be a major platform for sales and earnings growth in the aerostructures market going forward, and we are currently looking at several opportunities to build on this strong, established platform. While the addition of these acquisitions has reset the margin profiles of Forged Products and Fastener Products, we are implementing our performance metrics through these businesses now, driving toward quickly achieving available synergies and identifying more, and demanding continuous improvement on a daily basis.”

At the end of the quarter, cash was $195.1 million, with debt at $244.3 million.

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Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time.  Those interested in asking questions following the earnings presentation must dial in for audio access to: 877-856-1969, Access Code: 4025739. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

Following the conference call, you may replay the conference by calling 888-203-1112 or 719-457-0820; the replay pass code is 4025739.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=270469&s=1&k=99DDDC398160ECAF18D792A66A759189

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power, and general industrial markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.  The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets, manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications, and supplies metal alloys and other materials to the casting and forging industries.
Information included within this release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing, and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.'s press releases are available on the Internet at Globe Newswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com/investors/press_releases/

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 2, 2011	September 26, 2010	October 2, 2011	September 26, 2010
Net sales	$1,789.6	$1,508.1	$3,464.9	$2,954.9
Costs and expenses:
Cost of goods sold	1,240.3	1,047.2	2,390.6	2,043.9
Selling and administrative expenses	112.4	98.3	217.9	196.5
Interest expense	3.2	3.4	6.1	6.8
Interest income	(1.9)	(1.0)	(3.8)	(1.6)
Total costs and expenses	1,354.0	1,147.9	2,610.8	2,245.6
Income before income tax expense and equity in earnings of unconsolidated affiliates	435.6	360.2	854.1	709.3
Income tax expense	(144.9)	(122.5)	(280.5)	(240.9)
Equity in earnings of unconsolidated affiliates	4.1	6.2	7.3	12.0
Net income from continuing operations	294.8	243.9	580.9	480.4
Net income from discontinued operations	0.2	7.4	0.6	6.3
Net income	295.0	251.3	581.5	486.7
Net income attributable to noncontrolling interests	(0.3)	(0.3)	(0.8)	(0.7)
Net income attributable to Precision Castparts Corp. ("PCC")	$294.7	$251.0	$580.7	$486.0
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.04	$1.71	$4.03	$3.37
Net income per share from discontinued operations	0.01	0.05	0.01	0.05
Net income per share	$2.05	$1.76	$4.04	$3.42
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.03	$1.70	$4.00	$3.34
Net income per share from discontinued operations	—	0.05	—	0.05
Net income per share	$2.03	$1.75	$4.00	$3.39
Weighted average common shares outstanding:
Basic	144.1	142.3	143.9	142.2
Diluted	145.3	143.5	145.2	143.5
	Three Months Ended		Six Months Ended
	October 2, 2011	September 26, 2010	October 2, 2011	September 26, 2010
Sales by Segment
Investment Cast Products	$573.3	$512.3	$1,142.1	$999.0
Forged Products	801.4	668.7	1,559.9	1,299.9
Fastener Products	414.9	327.1	762.9	656.0
Total	$1,789.6	$1,508.1	$3,464.9	$2,954.9
Segment Operating Income (Loss)[1]
Investment Cast Products	$189.9	$162.5	$377.0	$317.6
Forged Products	164.1	130.2	320.6	250.3
Fastener Products	113.7	97.0	220.5	201.2
Corporate expense	(30.8)	(27.1)	(61.7)	(54.6)
Consolidated segment operating income	436.9	362.6	856.4	714.5
Interest expense	3.2	3.4	6.1	6.8
Interest income	(1.9)	(1.0)	(3.8)	(1.6)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$435.6	$360.2	$854.1	$709.3

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	October 2, 2011	April 3, 2011
Cash and Debt Balances
Cash	$195.1	$1,159.0
Total Debt	$244.3	$236.6
Total Equity	$7,757.2	$7,164.5
Total Debt, as % of Total Capitalization	3.1%	3.2%
Working Capital Items[1]
Receivables, Net	$1,142.1	$978.7
Inventories	1,783.8	1,459.4
Accounts Payable	695.0	607.8
Total	$2,230.9	$1,830.3

	Three Months Ended
	October 2, 2011	September 26, 2010
Selected Cash Flow Items[1]
Depreciation and Amortization	$42.9	$40.7
Capital Expenditures	$37.5	$28.5
Acquisitions of Businesses	$1,278.6	$12.2

[1] Reported results exclude discontinued operations.